CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated February 26, 2021, relating to the financial statements and financial highlights of Baird Equity Opportunity Fund (formerly known as Baird SmallCap Value Fund), a series of Baird Funds, Inc., for the year ended December 31, 2020, and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm and Financial Statements” in the Statement of Additional Information.

/s/ COHEN & COMPANY, LTD.
Milwaukee, Wisconsin
December 10, 2021